UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 26, 2010

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California	90064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 481-8400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01.	Completion of Acquisition or Disposition of Assets.

On May 26, 2010, Kilroy Realty, L.P., the operating partnership of Kilroy Realty Corporation (collectively referred to herein as the “Company”), completed the acquisition of an office building and parking structure (the “Property”) at a purchase price of approximately $233.3 million. The Property is located in the South Financial District of San Francisco, California, contains approximately 732,000 rentable square feet, and is presently 88.9% occupied. The Property was acquired from MEPT 303 Second Street LLC, a Delaware limited liability company, which is an unaffiliated entity, and the purchase price was determined based on arms-length negotiations.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The required financial statements for the acquired Property will be filed as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The required financial statements for the acquired Property will be filed as part of an amendment to this Current Report on Form 8-K no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions dated April 12, 2010 by and between Kilroy Realty, L.P., a Delaware limited partnership, and MEPT 303 Second Street LLC, a Delaware limited liability company.

10.2	First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated May 21, 2010 by and between Kilroy Realty, L.P., a Delaware limited partnership, and MEPT 303 Second Street LLC, a Delaware limited liability company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

By:	/S/ HEIDI R. ROTH
Heidi R. Roth
Senior Vice President and Controller

Date: May 27, 2010

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Purchase and Sale and Joint Escrow Instructions dated April 12, 2010 by and between Kilroy Realty, L.P., a Delaware limited partnership, and MEPT 303 Second Street LLC, a Delaware limited liability company.

10.2	First Amendment to Agreement of Purchase and Sale and Joint Escrow Instructions dated May 21, 2010 by and between Kilroy Realty, L.P., a Delaware limited partnership, and MEPT 303 Second Street LLC, a Delaware limited liability company.

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